Exhibit 99.PROXY

Portfolio Management and Related Matters

Proxy Voting Policy and Procedures

The Fund has adopted the following Proxy Voting Policy and Procedures (the “Proxy Voting Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of the Fund shareholders.

Shareholders of the Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. The Fund exercises its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Fund and its shareholder’s investments. Under the Fund’s Proxy Voting Policy, the Board has delegated proxy voting authority to the Adviser. The Adviser will seek to ensure that proxies are voted in the best interests of the Fund and its shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

Delegation of Proxy Voting to the Adviser

The Adviser shall vote all proxies relating to securities held by the Fund subject to any further policies and procedures contained herein, and in accordance with proxy voting policies and procedures (“Proxy Policy”) adopted by the Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

Disclosure of Proxy Voting Policy and Procedure in the Fund’s SAI and Annual Report to Shareholders

The Fund shall include in its annual report to shareholders on Form N-CSR, and in any SAI filed with the SEC, a summary of the Fund’s Proxy Voting Policy. In lieu of including a summary of policy, the Fund may include the policy in full.

Material Conflicts of Interest

If (i) the Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund, and (b) the Adviser or any of affiliated persons; and (ii) the Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Voting Policy, then the Adviser will follow the material conflict of interest procedures set forth in the Adviser’s Proxy Policy when voting such proxies.

Adviser and Fund CCO Responsibilities

The Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Adviser, as set forth above. Consistent with this delegation, the Adviser is responsible for the following:

•	Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the Advisers Act, reasonably designed to ensure that the voting of portfolio securities is in the best interest of shareholders of the Fund; and

•	Providing the Board and Fund CCO a summary of material changes made to its Proxy Policy during the period covered by the Adviser CCO’s annual compliance report, and a redlined copy of such Proxy Policy, as applicable.

Quarterly, per the Fund CCO’s request, the Adviser shall provide confirmation that any proxy votes for the Fund were handled in compliance with the Fund and Adviser Proxy Policies.

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Portfolio Management and Related Matters

Review Responsibilities

The Adviser may retain a proxy-voting service to coordinate, collect, and maintain all proxy-related information.

If the Adviser retains a proxy-voting service, the Adviser will review the Fund’s voting records maintained by the service provider, select a sample of proxy votes from those submitted, and examine them against the proxy voting service files for accuracy of the votes at least annually in regard to adhering to foregoing policy guidelines.

Board Reporting

At least annually, the Adviser shall present to the Board its policies, procedures and other guidelines for voting proxies. In addition, the Adviser shall notify the Board promptly of material changes to any of these documents.

With respect to any proxies that the Adviser or any third-party voting firm hired by the Adviser has identified as involving a conflict of interest, the Adviser shall submit a report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.

Preparation and Filing of Proxy Voting Record on Form N-PX

The Fund will file its complete proxy voting record with the SEC on Form N-PX annually by August 31 of each year.

The Fund’s Administrator will be responsible for the oversight and completion of the filing of Form N-PX with the SEC.

The Fund’s Administrator will file Form N-PX for each twelve-month period ended June 30, and the filing for each year will be made with the SEC on or before August 31 of that year.

Recordkeeping

Documentation of all votes for the Fund will be maintained by the Adviser, or through a third-party proxy voting service, if applicable.

Adopted: November 3, 2023

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